Exhibit 99.1

GEORGIA-CAROLINA BANCSHARES DECLARES CASH DIVIDEND

October 25, 2012

Augusta, Georgia

Georgia-Carolina Bancshares, Inc. (GECR.OB), parent company of First Bank of Georgia, today reported that the Board of Directors has declared a quarterly cash dividend of $0.04 per share of common stock payable on November 13, 2012, to shareholders of record as of November 6, 2012.

Remer Y. Brinson III, President and CEO of the Company stated, “This quarterly dividend follows our August cash dividend, which was the second cash dividend since the formation of Georgia-Carolina Bancshares in 1997. The payment of these dividends, our recent third quarter earnings release and the recent announcement of our plans to establish a new branch office in Evans, GA are indicative of the stability of our Company and the Augusta market.”

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management's plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.